Exhibit 99.1

   Carpenter Technology Reports Record Fourth Quarter and Fiscal Year Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--July 26, 2006--Carpenter
Technology Corporation (NYSE:CRS)

    -- Record quarterly net income of $68 million - up 42% from last year

    --  Record quarterly sales of $451 million - up 24% from last year

    -- Aerospace market quarterly sales increased 71% to a record high

    --  Free cash flow exceeded $200 million for fiscal 2006

    Carpenter Technology Corporation (NYSE:CRS) today reported record fourth quarter sales and net income. Results were led by significantly higher sales to the aerospace market, a richer product mix, and by the company's continued focus on cost through lean and variation reduction.
    Net sales for the fourth quarter ended June 30, 2006 were $450.5 million, compared with $362.4 million for the same quarter a year ago.
    Net income in the fourth quarter was $68.0 million, or $2.58 per diluted share, compared to net income of $47.8 million, or $1.86 per diluted share, a year ago.
    The recent fourth quarter included a benefit of $0.19 per diluted share as a result of favorable tax adjustments.
    Earnings per share in the fourth quarter a year ago included a benefit of $0.23 per diluted share from favorable tax adjustments and a gain of $0.21 per diluted share from the sale of a subsidiary.
    Excluding the tax adjustments and the gain on the sale of a subsidiary, fourth quarter 2006 earnings per share increased by $0.97 or 68 percent from the fourth quarter a year ago.
    Free cash flow in the fourth quarter was $106.9 million, compared with $45.1 million in the quarter a year ago.

    Fiscal 2006 Results

    Net sales for fiscal 2006 were $1.57 billion, compared with $1.31 billion, for the previous fiscal year.
    Net income for fiscal 2006 was $211.8 million, or $8.08 per diluted share, compared with net income of $135.5 million, or $5.37 per diluted share, for the previous fiscal year.
    Net income for fiscal 2006 included $0.19 per diluted share from favorable tax adjustments. Fiscal 2005 net income included a benefit of $0.44 per diluted share from favorable tax adjustments and a gain of $0.21 per diluted share from the sale of a subsidiary.
    Free cash flow for fiscal 2006 was $202.8 million, compared to free cash flow of $133.8 million a year ago.

    Fourth Quarter - Operating Summary

    "Our continued focus on operational excellence through lean and variation reduction and on producing high value, high performance materials helped us to achieve a record fourth quarter and another record fiscal year," said Robert J. Torcolini, chairman, president and chief executive officer. "These efforts, combined with favorable market conditions, allowed us to surpass last year's fourth quarter earnings by more than 40 percent.
    "Sales to the aerospace market were particularly strong, increasing more than 70 percent from the quarter a year ago. Results also benefited from increased sales of higher value materials to the medical and automotive markets.
    "These results demonstrate that our business operating model has proven effective in enabling us to generate returns well above our cost of capital. We will continue to improve upon our operating model with the goal of building shareholder value through all phases of a business cycle."
    For the fourth quarter, Carpenter's sales increased 24 percent compared to a year ago. Sales benefited from robust conditions in the aerospace market, increased sales of higher value materials, and higher base selling prices. Adjusted for surcharges, sales increased 23 percent from the fourth quarter a year ago.
    Aerospace market sales increased 71 percent from the fourth quarter a year ago to $193 million. The increase reflected strong demand for specialty alloys used in the manufacture of aircraft engines and titanium used in structural components. This marked the second consecutive quarter in which aerospace sales accounted for more than 40 percent of total Carpenter sales.
    Medical market sales increased 29 percent to $37 million primarily as a result of a richer product mix and increased selling prices.
    Sales to the automotive and truck markets increased 5 percent to $56 million. Sales benefited from increased demand for corrosion resistant materials used in engine components such as fuel injectors and high temperature materials used for engine valves.
    Sales to the power generation market increased 5 percent to $14 million. Adjusted for sales of a divested business, sales to this market increased 29 percent in the fourth quarter compared to the same quarter a year ago.
    Sales to the consumer market of $56 million were essentially flat compared to a year ago. An increase in sales of materials used in durable goods was offset primarily by reduced sales to the sporting goods market.
    Industrial market sales decreased 4 percent to $94 million. Higher sales to the oil and gas market were offset by reduced sales of marginally profitable products.
    Geographically, sales outside the United States increased to $147 million or 38 percent from a year ago, and represented 33 percent of fourth quarter sales. International sales reflected strong demand for higher value materials, particularly in the aerospace and medical markets.
    Carpenter's fourth quarter gross profit increased 36 percent to $126.6 million, or 28.1 percent of sales, from $92.9 million, or 25.6 percent of sales, in the same quarter a year ago.
    The 250 basis point improvement in the gross margin reflected pricing actions, a richer product mix primarily as a result of solid demand for higher value materials from the aerospace, medical, and automotive markets, and reduced sales of marginally profitable products. Margins also benefited from ongoing cost reductions generated by lean and variation reduction initiatives.
    Carpenter's fourth quarter operating income increased 36 percent to $90.9 million, or 20.2 percent of sales, from $66.9 million, or
18.5 percent of sales, a year ago. The increase resulted from improved gross margins and diligent management of selling and administrative expenses.

    Outlook

    "We believe that market conditions will remain favorable in fiscal 2007, particularly for our specialty alloys, titanium, and ceramic materials sold into the aerospace market. We expect that sales to the aerospace market will be higher in fiscal 2007 despite the delay in the first commercial delivery of the Airbus A380 and some inventory rebalancing within certain segments of the aerospace supply chain.
    "Several other markets including medical and industrial are expected to be strong as well," Torcolini said. "Although we are pleased with our performance during the past fiscal year, we continue to improve the fundamentals of our business through a relentless focus on cost and on reducing complexity throughout our business."
    Based on current market conditions, Carpenter expects that fiscal 2007 will be another record year for both sales and net income, and anticipates that free cash flow will be in excess of $200 million.

    Segment Results - Fourth Quarter

    Specialty Metals

    Net sales for the quarter ended June 30, 2006 for the Specialty Metals segment, which includes Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $424.6 million, compared to $329.7 million in the same quarter a year ago.
    SAO sales increased 28 percent from the same quarter a year ago as a result of higher base prices, a better product mix, and a 6 percent increase in shipments. Higher shipments to the aerospace, automotive, and power generation markets were primarily offset by lower shipments to the consumer, medical, and industrial markets.
    Dynamet's sales increased 49 percent in the fourth quarter versus the same quarter a year ago. Robust demand from the aerospace market for materials used in structural fasteners, increased sales to the medical market, and higher base selling prices were principally responsible for the sales growth. The sales increase also reflected the impact of significantly higher titanium costs.
    CPP's sales were essentially flat with a year ago. Increased sales to the aerospace and medical markets were offset by the intentional reduction in the sale of marginally profitable tool steel products.
    Operating income for the Specialty Metals segment was $94.4 million in the recent fourth quarter, compared to $58.4 million in the same quarter a year ago. The increase in operating income reflected increased sales of higher value materials, higher base prices, and a continued focus on operational improvements.

    Engineered Products Segment

    Net sales for this segment, which includes sales of ceramic components and fabricated metal were $26.3 million, compared to $33.4 million a year ago. Last year's fourth quarter included $6.1 million in sales from a business that was divested at the end of fiscal 2005. Lower demand for ceramic components also contributed to the reduction in sales.
    In the fourth quarter, operating income for the Engineered Products segment was $3.4 million compared to $5.8 million in the same quarter a year ago. The decrease is attributed to reduced sales, lower operating income in the ceramics businesses, and the absence of operating income from the divested business.

    Segment Results - Fiscal Year

    Specialty Metals

    Fiscal 2006 net sales for the Specialty Metals segment were $1.47 billion, compared to $1.19 billion for the previous fiscal year.
    SAO sales increased 21 percent from the previous fiscal year due to solid demand from the aerospace market, the sale of higher value materials to the medical and automotive markets, and pricing actions. SAO shipments decreased 7 percent from a year ago primarily due to the intentional reduction in the sale of marginally profitable products.
    Dynamet's sales increased 57 percent in fiscal 2006 compared to a year ago. Robust demand from the aerospace market, continued growth in the domestic and international medical markets, and higher base selling prices were principally responsible for sales growth.
    CPP's sales were 10 percent higher than a year ago due to higher selling prices, stronger demand from the industrial market, and a better product mix.
    Operating income for the Specialty Metals segment was $311.8 million for fiscal 2006, as compared to $183.9 million for the previous fiscal year. The increase in operating income reflected increased sales of higher value materials, base pricing actions, and continued operational improvements.

    Engineered Products Segment

    Net sales for the Engineered Products segment for fiscal 2006 were $102.9 million, as compared to $129.1 million for the previous fiscal year. Sales in the previous fiscal year included $29.2 million from the business that was subsequently divested. This group of companies experienced increased sales to the automotive and aerospace markets, and higher base selling prices, which was partially offset by lower sales to the consumer and industrial markets.
    Operating income for the Engineered Products segment was $17.1 million compared to $22.2 million in the previous fiscal year. The decrease is primarily attributable to lower operating income in the ceramics businesses and the absence of operating income from the divested business.

    Other Items

    In the fourth quarter of fiscal 2006, selling and administrative expenses were $35.7 million, or 7.9 percent of sales, compared to $34.7 million, or 9.6 percent of sales, in the same quarter a year ago.
    For fiscal 2006, selling and administrative expenses were $125.4 million, or 8.0 percent of sales, compared to $120.6 million, or 9.2 percent of sales, for the previous fiscal year.
    Interest expense for the quarter of $5.5 million compared to $5.4 million in the fourth quarter a year ago. For fiscal 2006, interest expense was $23.3 million compared to $23.0 million a year ago.
    Other income in the quarter was $6.0 million compared to $1.1 million in last year's fourth quarter. The change in other income is primarily due to increased interest income from higher balances of invested cash and foreign exchange gains.
    For fiscal 2006, other income rose to $21.7 million from $8.8 million for the previous fiscal year. The change in other income is due primarily to increases in interest income from higher balances of invested cash and foreign exchange gains.
    Carpenter's income tax provision in the recent fourth quarter was $23.4 million, or 25.6 percent of pre-tax income, versus $14.8 million, or 23.6 percent, in the same quarter a year ago.
    In the recent fourth quarter, the company's income tax provision was favorably impacted by $5.0 million primarily due to a reduction in valuation allowances related to state tax operating loss carryforwards and additional U.S. export incentives.
    In the fourth quarter a year ago, the company's income tax provision was favorably impacted by $5.8 million as a result of a reduction in valuation allowances related to state tax operating loss carryforwards and a benefit due to an adjustment of the state deferred tax rate.
    For fiscal 2006, Carpenter's income tax provision was $97.3 million, or 31.5 percent of pre-tax income, versus $54.5 million, or
28.7 percent in the previous fiscal year.
    In addition to the favorable impacts in the fourth quarter a year ago, the company's 2005 income tax provision benefited primarily from a $4.5 million favorable tax settlement.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital, and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow in the recent fourth quarter was $106.9 million, compared with free cash flow of $45.1 million in the fourth quarter a year ago. For fiscal 2006, free cash flow was $202.8 million, compared to $133.8 million in the previous fiscal year.

    Conference Call

    Carpenter will host a conference call and webcast today, July 26, at 10:00 AM, Eastern Time, to discuss the results of operations for the fourth quarter of fiscal 2006.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2005, its subsequent Form 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy including power generation, or other influences on Carpenter's business such as new competitors, the consolidation of customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.


                              PRELIMINARY
                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)

                            Three Months Ended        Year Ended
                                  June 30               June 30
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

NET SALES                     $450.5     $362.4   $1,568.2   $1,314.2

Cost of sales                  323.9      269.5    1,132.1      998.1
                           ---------- ---------- ---------- ----------
Gross profit                   126.6       92.9      436.1      316.1

Selling and administrative
 expenses                       35.7       34.7      125.4      120.6
Gain on sale of business           -       (8.7)         -       (8.7)
                           ---------- ---------- ---------- ----------
Operating income                90.9       66.9      310.7      204.2

Interest expense                 5.5        5.4       23.3       23.0
Other income, net               (6.0)      (1.1)     (21.7)      (8.8)
                           ---------- ---------- ---------- ----------

Income before income taxes      91.4       62.6      309.1      190.0
Income taxes                    23.4       14.8       97.3       54.5
                           ---------- ---------- ---------- ----------
NET INCOME                     $68.0      $47.8     $211.8     $135.5
                           ========== ========== ========== ==========

EARNINGS PER COMMON SHARE:
  Basic                        $2.66      $1.92      $8.33      $5.54
                           ========== ========== ========== ==========
  Diluted                      $2.58      $1.86      $8.08      $5.37
                           ========== ========== ========== ==========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
  Basic                         25.4       24.7       25.2       24.2
                           ========== ========== ========== ==========
  Diluted                       26.2       25.6       26.1       25.1
                           ========== ========== ========== ==========

Cash dividends per common
 share                         $0.15     $0.125      $0.60    $0.4075
                           ========== ========== ========== ==========


                              PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (in millions)

                                                      Year Ended
                                                        June 30
                                                 ---------------------
                                                   2006       2005
                                                 ---------- ----------
OPERATIONS:
  Net income                                        $211.8     $135.5
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation and amortization                     47.6       50.2
    Deferred income taxes                            (11.0)       7.7
    Net pension expense                               10.8        2.4
    Net loss on asset disposals                        1.0        1.2
    Gain on sale of business                             -       (8.7)
  Changes in working capital and other:
    Receivables                                      (39.5)     (31.8)
    Inventories                                        3.6      (49.8)
    Other current assets                               7.2       (9.2)
    Accounts payable                                   4.0       26.2
    Accrued current liabilities                       16.6       46.1
    Contribution to VEBA                                 -      (25.0)
    Other, net                                       (14.5)      (2.3)
                                                 ---------- ----------
Net cash provided from operations                    237.6      142.5
                                                 ---------- ----------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software         (19.3)     (13.8)
  Proceeds from disposals of plant and equipment       1.0        1.1
  Proceeds from the sale of business                     -       15.4
  Purchases of marketable securities                (450.4)    (172.4)
  Sales of marketable securities                     476.0       94.6
                                                 ---------- ----------
Net cash provided from (used for) investing
 activities                                            7.3      (75.1)
                                                 ---------- ----------

FINANCING ACTIVITIES:
  Net change in short-term debt                          -       (2.3)
  Payments on long-term debt                          (0.2)     (20.2)
  Dividends paid                                     (16.5)     (11.4)
  Tax benefits on share-based compensation             8.0          -
  Proceeds from issuance of common stock              15.0       54.2
                                                 ---------- ----------
Net cash provided from financing activities            6.3       20.3
                                                 ---------- ----------

Effect of exchange rate changes on cash and cash
 equivalents                                          (1.6)      (0.5)
                                                 ---------- ----------

INCREASE IN CASH AND CASH EQUIVALENTS                249.6       87.2
Cash and cash equivalents at beginning of period     163.8       76.6
                                                 ---------- ----------
Cash and cash equivalents at end of period          $413.4     $163.8
                                                 ========== ==========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.


                              PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                             (in millions)

                                                  June 30    June 30
                                                   2006       2005
                                                 ---------- ----------
ASSETS
Current assets:
  Cash and cash equivalents                         $413.4     $163.8
  Marketable securities                               81.2      106.6
  Accounts receivable, net                           234.7      193.4
  Inventories                                        224.3      228.6
  Deferred income taxes                               11.4        7.4
  Other current assets                                32.0       31.8
                                                 ---------- ----------
     Total current assets                            997.0      731.6

Property, plant and equipment, net                   541.1      569.2
Prepaid pension cost                                 247.1      250.8
Goodwill                                              46.4       46.4
Trademarks and trade names, net                       20.1       21.1
Other assets                                          33.9       34.3
                                                 ---------- ----------
Total assets                                      $1,885.6   $1,653.4
                                                 ========== ==========

LIABILITIES
Current liabilities:
  Accounts payable                                  $137.4     $133.4
  Accrued liabilities                                133.8      115.5
  Current portion of long-term debt                    0.2        0.2
                                                 ---------- ----------
     Total current liabilities                       271.4      249.1

Long-term debt, net of current portion               333.1      333.7
Accrued postretirement benefits                      102.2      108.5
Deferred income taxes                                186.7      192.5
Other liabilities                                     45.9       45.4
                                                 ---------- ----------
Total liabilities                                    939.3      929.2
                                                 ---------- ----------

STOCKHOLDERS' EQUITY
  Convertible preferred stock                         18.0       19.7
  Common stock                                       132.5      129.7
  Capital in excess of par value - common stock      294.2      278.1
  Reinvested earnings                                549.8      354.5
  Common stock in treasury, at cost                  (37.3)     (35.8)
  Deferred compensation                               (1.5)      (9.2)
  Accumulated other comprehensive loss                (9.4)     (12.8)
                                                 ---------- ----------
     Total stockholders' equity                      946.3      724.2
                                                 ---------- ----------

Total liabilities and stockholders' equity        $1,885.6   $1,653.4
                                                 ========== ==========



                              PRELIMINARY
                        SEGMENT FINANCIAL DATA
                             (in millions)

                             Three Months Ended       Year Ended
                                  June 30               June 30
                           -------------------------------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
Net sales:
  Specialty Metals            $424.6     $329.7   $1,467.1   $1,188.3
  Engineered Products           26.3       33.4      102.9      129.1
  Intersegment                  (0.4)      (0.7)      (1.8)      (3.2)
                           ---------- ---------- ---------- ----------

  Consolidated net sales      $450.5     $362.4   $1,568.2   $1,314.2
                           ========== ========== ========== ==========

Operating income:
  Specialty Metals             $94.4      $58.4     $311.8     $183.9
  Engineered Products            3.4        5.8       17.1       22.2
  Gain on sale of business         -        8.7          -        8.7
  Corporate costs               (9.6)      (9.9)     (28.2)     (25.2)
  Pension earnings,
   interest & deferrals          2.6        3.7       10.4       14.7
  Intersegment                   0.1        0.2       (0.4)      (0.1)
                           ---------- ---------- ---------- ----------
  Consolidated operating
   income                      $90.9      $66.9     $310.7     $204.2
                           ========== ========== ========== ==========

Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."


                              PRELIMINARY
                      SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)

                            Three Months Ended        Year Ended
                                  June 30               June 30
                           --------------------- ---------------------
FREE CASH FLOW               2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Net cash provided from
 operations                   $115.9      $37.7     $237.6     $142.5
Purchases of plant,
 equipment and software         (5.6)      (5.0)     (19.3)     (13.8)
Proceeds from disposals of
 plant and equipment             0.7        0.5        1.0        1.1
Proceeds from the sale of
 business                          -       15.4          -       15.4
Dividends paid                  (4.1)      (3.5)     (16.5)     (11.4)
                           ---------- ---------- ---------- ----------
Free cash flow                $106.9      $45.1     $202.8     $133.8
                           ========== ========== ========== ==========

Free cash flow is a measure of cash generated which management evaluates for alternative uses.

    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com